Exhibit 99.1

September 25, 2008                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES CLARIFIES
HOLDING COMPANY STATUS

ST. PETERSBURG, Fla. – In an article published Tuesday in the St. Petersburg Times, a statement attributed to Raymond James Financial (NYSE-RJF) Chairman and CEO Thomas A. James confirmed that the firm would continue with its plans to convert Raymond James Bank from a thrift to a commercial bank, similar to recent moves by Goldman Sachs and Morgan Stanley. Rather than an announcement, however, James’ statement describes a business decision to seek Financial Holding Company status that has been part of long-term planning discussions for several years.
For some time, the Raymond James Financial board has been concerned about the limitations associated with Raymond James Bank’s thrift status, leading to alternative charter considerations. The move would permit a higher proportion of corporate lending, which has historically been more profitable and bears less interest rate risk. As the parent company to Raymond James Bank, Raymond James Financial will apply to become a Bank Holding Company. Once approved, the letter will be submitted to become a Financial Holding Company, under regulation of the Federal Reserve. Oversight at the Raymond James Bank level will transfer from the Office of Thrift Supervision to the Office of the Comptroller of the Currency. Otherwise, the switch will have little impact on the firm’s overall operations and organizational structure.
“It’s an unfortunate misperception that Goldman Sachs, Morgan Stanley and now Raymond James are fundamentally changing their business models,” explained James. “In fact, these changes are more form than substance in that regard.”
James has consistently reiterated the differences between Raymond James and firms that are currently in trouble or working to avoid trouble, with a main distinction being the firm’s conservative approach to the use of leverage.
Raymond James Financial CFO and Raymond James Bank Chairman Jeff Julien added, “It’s important to note that this move isn’t in response to an immediate need or to follow in the footsteps of other firms – although it’s becoming obvious that the future of the industry is to be regulated by the Federal Reserve. While it’s possible things could move faster in the current environment, our original timeline for these changes was set for summer of 2009.
 “Both Goldman and Morgan Stanley will have a grace period of approximately two years to modify their business model in order to meet Fed requirements. We’re not in an emergency situation or trying to quickly secure funding; instead, we’re simply moving forward with our plan, while, of course, paying attention to the market environment.”
“One thing that has not changed in these turbulent times” emphasized James, “is that Raymond James’ commitment to remaining independent is still the right thing for our associates, financial advisors and their clients, and RJF shareholders – no matter the firm’s holding company status or its supervisory authority.”
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 4,900 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $211 billion, of which approximately $36.1 billion are managed by the firm’s asset management subsidiaries.

For more information, contact Anthea Penrose at 727-567-2824
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